United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number : 0-32909
                              CIK Number 0001143180
                            SAGUARO INDUSTRIES, LTD.
             (Exact name of registrant as specified in its charter)

                     2221 Lafayette Street, Denver, CO 80205
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i) x     Rule 12h-3(b)(1)(i) _
                  Rule 12g-4(a)(1)(ii)_     Rule 12h-3(b)(1)(ii)_
                  Rule 12g-4(a)(2)(i) _     Rule 12h-3(b)(2)(i) _
                  Rule 12g-4(a)(2)(ii)_     Rule 12h-3(b)(2)(ii)_
                                                     Rule 15d-6 _

Approximate number of holders of record as of the certification or notice:  35
Date: February 8, 2002

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 28, 2002

BY:/s/Patricia L. Manning
   ---------------------------------
   Patricia L. Manning, President